Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Forms S-8 of Barracuda Networks, Inc. (Registration Nos. 333-192111, 333-196718, 333-206689, and 333-211210) and on Forms S-3 (Registration No. 333-201475 and 333-211217) of our report dated May 31, 2016, with respect to the audited financial statements of Sookasa, Inc. as of and for the year ended December 31, 2015, which report appears in this Current Report on Form 8-K/A of Barracuda Networks, Inc. dated May 31, 2016.

/s/ Armanino LLP
San Francisco, California

May 31, 2016